Exhibit 99.1
PACKAGING CORPORATION OF AMERICA REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2010 RESULTS
Lake Forest, IL, January 24, 2011 — Packaging Corporation of America (NYSE: PKG) today reported fourth quarter 2010 net income of $55 million, or $0.54 per share. Reported results include a $5 million, or $0.05 per share, addition to income from cellulosic bio-fuel tax credits generated in 2009, and after-tax, non-cash charges totaling $3 million, or $0.03 per share, from asset disposals related to major energy projects and other assets no longer in service. Reported results for the fourth quarter of 2009 were $59 million, or $0.57 per share, which included income of $44 million, or $0.42 per share, from alternative fuel mixture tax credits and energy project asset disposal charges of $1 million, or $0.01 per share. Net sales in the fourth quarter were a record $627 million, up 18% compared to fourth quarter 2009 net sales of $532 million.
Excluding income from bio-fuel tax credits and asset disposal charges, net income was a record $53 million, or $0.52 per share, compared to fourth quarter 2009 net income of $16 million, or $0.16 per share. This $0.36 per share increase was driven by higher containerboard and corrugated products price and mix ($0.44) and higher volume ($0.05). These increases were partially offset by higher costs for recycled fiber ($0.05), labor ($0.04), transportation ($0.02), chemicals ($0.02), and a higher tax rate ($0.01).
Excluding income from bio-fuel tax credits and asset disposal and closure charges, full year earnings for 2010 were $166 million, or a record $1.62 per share, compared to $96 million, or $0.94 per share in 2009. Net sales in 2010 were a record $2.44 billion compared to $2.15 billion in 2009.
Corrugated products shipments were up 3.1%, compared to last year’s fourth quarter, and outside sales of containerboard were up 8.6%. Containerboard production was 639,000 tons, up 39,000 tons, or 6.4%, over the fourth quarter of 2009. PCA ended the year with its containerboard inventories about 25,000 tons above 2009 year-end levels.
Mark W. Kowlzan, CEO of PCA, said, “We had another outstanding quarter driven by record corrugated product shipments, strong outside containerboard sales, and highly productive and efficient mill operations. We were also able to build about half of the containerboard inventory needed to offset production losses during the two planned recovery boiler rebuilds at our Counce, TN mill in the second half of 2011. Finally, we set records for both sales and earnings per share in the fourth quarter and for the full year as our volumes returned to pre-economic downturn levels.”
“Looking ahead to the first quarter,” Mr. Kowlzan added, “our Valdosta, GA and Counce, TN mills will be down for annual maintenance outages in the first quarter which will lower production and increase costs. Higher fiber and energy costs associated with colder weather, along with higher timing related benefit costs and a higher tax rate, are also expected. Considering these items, we currently estimate our first quarter earnings at about $0.42 per share.”
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.44 billion in 2010. PCA operates four paper mills and 67 corrugated products plants in 26 states across the country.

CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com
Conference Call Information:

WHAT:	Packaging Corporation of America’s 4th Quarter and Full Year 2010 Earnings Conference Call

WHEN:	Tuesday, January 25, 2011 10:00 a.m. Eastern Time

NUMBER:	(866) 244-4630 (U.S. and Canada) or (703) 639-1177 (International) Dial in by 9:45 a.m. Eastern Time Conference Call Leader: Mr. Mark Kowlzan

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	January 25, 2011 2:00 p.m. Eastern Time through February 8, 2011 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or for International: (703) 925-2533 Passcode: 1506444
Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended Dec. 31,
(in millions, except per share data)	2010	2009
Net sales	$626.7	$532.2
Cost of sales (1)	(479.4)	(444.7)

Gross profit	147.3	87.5
Selling and administrative expenses	(46.3)	(43.1)
Corporate overhead	(14.6)	(12.5)
Other income, net (2)	10.0	38.9

Income before interest and taxes	96.4	70.8
Interest expense, net	(7.6)	(9.0)

Income before taxes	88.8	61.8
Provision for income taxes (3)	(33.9)	(3.1)

Net income	$54.9	$58.7

Earnings per share:
Basic	$0.54	$0.58

Diluted	$0.54	$0.57

Basic common shares outstanding	101.0	101.8
Diluted common shares outstanding	102.0	102.7

Supplemental financial information:
Cash balance	$196.6	$260.7
Capital spending	$89.3	$45.6
Notes to Consolidated Earnings Results

(1) Includes expense of $1.2 million in fourth quarter 2010 and $2.0 million in fourth quarter 2009 from energy project asset disposals.
(2) Fourth quarter 2010 results include additional income of $16.4 million from fuel tax credits related to the amendment of the 2009 Federal tax return for the Filer City mill bio-fuel gallons, partially offset by disposal charges of $3.6 million primarily related to other assets no longer in service. Fourth quarter 2009 results include income of $41.6 million related to the recording of the alternative fuel mixture tax credits for the Counce, Valdosta and Tomahawk mill gallons.
(3) Fourth quarter 2010 results include a tax expense of $10.6 million from fuel tax credits related to the amendment of the 2009 Federal tax return for the Filer City mill bio-fuel gallons generated in 2009, and a tax benefit of $1.7 million from asset disposals related to the energy projects and other assets no longer in service. Fourth quarter 2009 results include a tax benefit of $2.8 million related to expenses associated with the alternative fuel mixture tax credits and energy project asset disposal charges.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Full Year Ended Dec. 31,
(in millions, except per share data)	2010	2009
Net sales	$2,435.6	$2,147.6
Cost of sales (1)	(1,903.4)	(1,721.0)

Gross profit	532.2	426.6
Selling and administrative expenses	(182.5)	(173.4)
Corporate overhead	(58.1)	(54.6)
Other income (expense), net (2)	(106.2)	153.9

Income before interest and taxes	185.4	352.5
Interest expense, net	(32.3)	(35.5)

Income before taxes	153.1	317.0
(Provision) benefit for income taxes (3)	52.3	(51.1)

Net income	$205.4	$265.9

Earnings per share:
Basic	$2.02	$2.62

Diluted	$2.00	$2.60

Basic common shares outstanding	101.7	101.6
Diluted common shares outstanding	102.6	102.4

Supplemental financial information:
Capital Spending	$320.2	$114.2
Notes to Consolidated Earnings Results

(1)	Includes expense of $5.5 million in 2010 and $2.0 million in 2009 from energy project asset disposals.

(2)	Full year 2010 results include expenses of $86.3 million from recording cellulosic bio-fuel producer credits, and $7.7 million in asset disposal charges related to plant closures and other assets no longer in service. Full year 2009 results include income of $168.4 million related to the recording of the alternative fuel mixture tax credits for the Counce, Valdosta and Tomahawk mill gallons.

(3)	Full year 2010 results include a tax benefit of $135.5 million from recording cellulosic bio-fuel producer credits and a tax benefit of $4.7 million from asset disposals related to the energy projects, plant closures and other assets no longer in service. Full year 2009 results include a tax benefit of $3.5 million related to expenses associated with the alternative fuel mixture tax credits and energy project asset disposals.

Packaging Corporation of America
Reconciliation of Non-GAAP Financial Measures (1)
Unaudited

	Three Months Ended December 31,
	2010		2009
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$54.9	$0.54	$58.7	$0.57

Special items:
Alternative fuel mixture credits (2)	(16.4)	(0.16)	(43.7)	(0.42)
Cellulosic biofuel credits(3)	11.3	0.11	—	—
Asset disposal charges (4)	3.2	0.03	1.2	0.01

Total special items	(1.9)	(0.02)	(42.5)	(0.41)

Excluding special items	$53.0	$0.52	$16.2	$0.16

	Year Ended December 31,
	2010		2009
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$205.4	$2.00	$265.9	$2.60

Special items:
Alternative fuel mixture credits (2)	86.3	0.85	(171.2)	(1.67)
Cellulosic biofuel credits(3)	(134.0)	(1.31)	—	—
Asset disposal charges (4)	8.6	0.08	1.2	0.01

Total special items	(39.1)	(0.38)	(170.0)	(1.66)

Excluding special items	$166.3	$1.62	$95.9	$0.94

Notes to Reconciliation of Non-GAAP Financial Measures

(1)	Net income and earnings per share excluding special items are non-GAAP financial measures. The after-tax effect of special items are excluded as management considers such items to be unusual in nature. Management uses these measures to focus on PCA’s on-going operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.

(2)	2010 amount represents the income statement impact from allocating the alternative fuel gallons produced in 2009 between the alternative fuel mixture tax credit and the cellulosic biofuel producer credit. 2009 amount represents income from recording the alternative fuel mixture tax credits.

(3)	Represents the income impact on an after-tax basis from recording a portion of the alternative fuel gallons produced in 2009 as cellulosic biofuel producer credits.

(4)	Represents charges from asset disposals related to the energy projects and, additionally for 2010 only, plant closures and other assets no longer in service.